Exhibit 5.1


                [McGuire, Woods, Battle & Boothe LLP Letterhead]

                                 June 13, 1996




Smithfield Foods, Inc.
900 Dominion Tower
999 Waterside Drive
Norfolk, Virginia  23510


                             Smithfield Foods, Inc.
                       Registration Statement on Form S-3
                             Common Stock and Rights

Ladies and Gentlemen:

         We have acted as your counsel in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933 relating to the offer and sale by Chiquita Brands International, Inc. (the "Selling Stockholder") of 1,094,273 shares of Common Stock, $.50 par value per share (the "Shares"), of Smithfield Foods, Inc. (the "Company") as described in the Registration Statement, and with respect to the Rights to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share (the "Rights"), attached in equal number to the Shares.

         The Company issued, sold and delivered the Shares to the Selling Stockholder on December 20, 1995, as partial consideration for the Company's purchase from the Selling Stockholder of all the outstanding capital stock of John Morrell & Co., a Delaware corporation, pursuant to the terms of the Stock Purchase Agreement dated December 20, 1995, between the Company and the Selling Stockholder.

         We have participated in the preparation of the Registration Statement and have examined such questions of law and such corporate records and documents, statements and certificates of officers of the Company and such other materials as we have deemed necessary to the issuance of this opinion. Based on the foregoing, we are of the opinion that:

         1. The Shares have been duly authorized and validly issued and are fully paid and nonassessable; and

         2. We reaffirm our opinion regarding the Rights given to the Company's Board of Directors as confirmed in our letter of May 8, 1991, a copy of which is attached.




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Smithfield Foods, Inc.
June 13, 1996
Page 2



         In rendering the above opinions, we have assumed that the certificates for the Shares were and are in appropriate form and appropriately executed; that the Stock Purchase Agreement has been duly authorized, executed and delivered by both the Company and Chiquita and is valid, binding and enforceable against each of them in accordance with its terms; and that the signatures on all documents examined by us are genuine, which assumptions we have not independently verified.

         Our opinion is limited to the effect of the General Corporation Law of the State of Delaware.

         We consent to the filing of this opinion as an exhibit to the Registration Statement and to the statement made in reference to our firm under the caption "Validity of the Shares" in the related Prospectus and in any supplemented versions of the Prospectus. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,



                                        McGuire, Woods, Battle & Boothe, L.L.P.

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                [McGuire, Woods, Battle & Boothe LLP Letterhead]

                                  May 8, 1991



Board of Directors
Smithfield Foods, Inc.
501 North Church Street
Smithfield, Virginia  23430

Gentlemen:

         This will confirm our opinion, given orally to the Board of Directors of Smithfield Foods, Inc., a Delaware corporation (the "Company"), with respect to the Board's adoption of a Preferred Share Purchase Rights Plan (the "Plan") on the terms set forth in the Rights Agreement (the "Rights Agreement") which was submitted to the Board prior to adoption. Under the Plan, the Board of Directors has authorized the issuance by the Company of rights (the "Rights") to purchase 1/1000th of a share of the Company's Series A Junior Participating Preferred Stock, par value $1.00 per share ("Series A Preferred Stock"), as a dividend distribution to holders of the Common Stock, par value $.50 per share (the "Common Stock"), of the Company.

         In connection with this opinion, we have reviewed the Company's Composite Certificate of Incorporation, as amended, and By-Laws; the Rights Agreement, the resolutions adopted by the Board of Directors on May 8, 1991 providing among other things for the distribution of the Rights and approving the Rights Agreement; the Company's proposed letter to stockholders concerning the Rights distribution; and such other matters as we consider necessary. We have examined the Delaware General Corporation Law and such judicial decisions as we have deemed relevant. Although we have also examined certain statutes and judicial decisions from other jurisdictions, we express no opinion herein concerning any laws other than the Delaware General Corporation Law.

Summary of the Plan

         Each Right issued under the Plan will entitle the holder to purchase 1/1000th of a share of Series A Preferred Stock for $150.00, subject to certain anti-dilution adjustments. However, the Rights are not exercisable (and cannot be transferred separately from the Common Stock) until the close of business on the tenth day after the first date of public announcement that a person or group has acquired beneficial ownership of the Stated Percentage or more of the Common Stock (an "Acquiring Person") or after the close of business on the tenth business day after the date a person or group commences or first publicly announces its intention to commence a tender or exchange offer the consummation of which would result in beneficial ownership by such person or group of the Stated Percentage or more of the Common Stock. Generally, "Stated Percentage" means 20%, except with respect to any person or group which, at the time the Rights Agreement was executed and delivered, was the beneficial owner of more than 20% of the Company's Common Stock; and with respect to any such person or group, "Stated Percentage" means the percentage equal to the sum of (a) .001% and (b) such person's or group's beneficial ownership percentage at such time of execution and delivery, declining (but not below 20%) to the extent such person's or group's beneficial ownership percentage decreases. In the event that any other entity should merge or


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Board of Directors
Smithfield Foods, Inc.
May 8, 1991
Page 2



otherwise combine with the Company or enter into certain specified transactions with it, each Right would then entitle the holder to purchase that number of shares of common stock of such other entity or, in the case of certain transactions where the other entity is an Acquiring Person, that number of shares of Common Stock, which at the time of the transaction would have a market value of two times the then exercise price of the Right. The Board of Directors of the Company may redeem all of the Rights at a price of $.01 per Right at any time until ten days after any person or group acquires beneficial ownership of the Stated Percentage or more of the Common Stock.

Reasons for the Plan

         We understand that, given the present ease of consummating an unsolicited takeover of a major corporation, the Board believes that adoption of the Plan will make the Company less vulnerable to abusive and unfair takeover tactics by giving the Board the time and flexibility to ensure that all stockholders are protected in their right to retain their investment, or to secure full value for it. Although we understand that the Company has no knowledge that any person or group is presently engaged in such tactics with respect to the Company, the Board is concerned that present law and existing provisions of the Company's Composite Certificate of Incorporation, as amended, and By-Laws do not provide adequate protection against such tactics.

         We understand that the Board's principal purpose in adopting the Plan is to encourage any potential acquiror to negotiate in advance with the Company, thereby enabling the Board to act in the best interests of all the stockholders. The Board has acknowledged that the Plan is not intended to deter or prevent an offer which would be in the best interests of all stockholders or to affect adversely any person's or group's ability to obtain representation on or control of the Company's Board of Directors through proxy contests.

Matters Considered by the Board

         The Board of Directors considered proposals similar to the Plan and matters related thereto at meetings held on April 19, May 1 and May 8, 1991. The directors were assisted in their deliberations not only by officers of the Company but also by independent financial advisors and legal counsel. Factors discussed during these meetings included (i) the takeover environment generally and as it relates to food processing companies; (ii) the vulnerability of the Company to a takeover generally and to particular takeover tactics, in light of present law and existing provisions of the Company's Composite Certificate of Incorporation, as amended, and By-Laws; (iii) the financial and other characteristics of the Company which could make the Company an attractive target; (iv) the provisions, purposes and potential effects of the Plan; (v) whether the Plan is reasonably related to and effective in accomplishing its intended purposes; (vi) the effect of the Plan, if any, on potential offers for all of the Common Stock; (vii) the redemption features of the Plan, including the possibility that the Rights might become non-redeemable and the consequences thereof in obtaining a fair price for all stockholders in a subsequent negotiated transaction; (viii) the potential effect of the Plan on the market price of the Common Stock; and (ix) whether the exercise price under the Rights is reasonably related to the value of the Company.

         The Board also considered Section 203 of the Delaware General Corporation Law, which imposes a three-year moratorium on specified "business combinations" between certain Delaware corporations and any "interested stockholder", as defined. We understand that the Board believes the Plan supplements the protection provided by the statute by helping to ensure that stockholders realize the full long-term potential value for their Common Stock.


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Board of Directors
Smithfield Foods, Inc.
May 8, 1991
Page 3



         It is our understanding that the Board has concluded that the Rights
(i) serve a legitimate corporate purpose and are reasonably related to accomplishing that purpose, (ii) have an exercise price which is reasonably related to the value of the Company, (iii) are in the best interests of the Company and its stockholders, and (iv) have not been proposed for the purpose of perpetuating the directors' or management's control over the Company.

Legal Authorization of the Rights

         The Delaware General Corporation Law authorizes the board of directors of a corporation, subject to any provisions in its certificate of incorporation, to create and issue rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock in any class or classes.
Section 157 of the Delaware General Corporation Law provides:

                  Subject to any provisions in the certificate of incorporation, every corporation may create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the corporation, rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes, such rights or options to be evidenced by or in such instrument or instruments as shall be approved by the board of directors.

                  The terms upon which, including the time or times which may be limited or unlimited in duration, at or within which, and the price or prices at which any such shares may be purchased from the corporation upon the exercise of any such right or option, shall be such as shall be stated in the certificate of incorporation, or in a resolution adopted by the board of directors providing for the creation and issue of such rights or options, and, in every case, shall be set forth or incorporated by reference in the instrument or instruments evidencing such rights or options. In the absence of actual fraud in the transaction, the judgment of the directors as to the consideration for the issuance of such rights or options and the sufficiency thereof shall be conclusive.

                  In case the shares of stock of the corporation to be issued upon the exercise of such rights or options shall be shares having a par value, the price or prices so to be received therefor shall not be less than the par value thereof. In case the shares of stock so to be issued shall be shares of stock without par value, the consideration therefor shall be determined in the manner provided in Section 153 of this title.

         The terms of Section 157 are broad, and the Delaware Supreme Court has held that these broadly-worded provisions authorize a board of directors to issue rights with features similar to those of the Plan. Moran v. Household International, Inc., 500 A.2d 1346 (Del. 1985) ("Household"); Revlon, Inc. v. MacAndrew & Forbes Holdings, Inc. 506 A.2d 173 (Del. 1986) ("Revlon"). In Household the Delaware Supreme Court also held that Section 141(a) of the Delaware General Corporation Law independently authorizes a board of directors to issue rights with features similar to those of the Plan.

         Based on the language of the Delaware statute, the Household and Revlon cases and the absence of contrary Delaware precedent, we believe that a Delaware court should hold that the Plan and the issuance of the Rights are authorized by each of Sections 157 and 141(a).

Authority to Issue Discriminatory Rights



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Board of Directors
Smithfield Foods, Inc.
May 8, 1991
Page 4



         The Plan provides that any Rights that are or were acquired or beneficially owned by any Acquiring Person (or any associate or affiliate of such Acquiring Person) shall be void upon such person's becoming an Acquiring Person. The Plan also provides that any rights certificate delivered to the rights agent or transferred to an Acquiring Person whose Rights would be void pursuant to the preceding sentence shall be cancelled.

         The Delaware Supreme Court has accepted the proposition that such Rights discriminate only against a particular category of stockholder, and not among shares themselves. This distinction between discrimination among stockholders and discrimination among shares was first authoritatively articulated by the Delaware Supreme Court in Baker v. Providence & Worcester Co., 378 A.2d 121 (Del. 1977). Subsequently, the Delaware Supreme Court upheld board action resulting in discrimination among stockholders. Unocal Corporation
v. Mesa Petroleum Co., 493 A.2d 946 (Del. 1985) ("Unocal").

         Accordingly, we believe that a court applying Delaware law should hold that the board of directors has authority to create Rights having the discriminatory features summarized above.

Standard of Conduct of the Board of Directors

         Directors of a corporation stand in a fiduciary relationship to their corporation, and therefore impliedly to their stockholders, and have a duty to exercise due care in making decisions. To fulfill their obligations, directors must have access to and consider reasonably available information relevant to their decisions. Directors are generally protected against liability for actions taken in exercise of their duties as directors by the business judgment rule. In general, this rule accords a presumption of validity to directors' actions unless it is shown that the directors acted in bad faith, fraudulently or in their own self interest. Courts applying Delaware law have recognized the business judgment rule. E.g., Aronson v. Lewis, 473 A.2d 805 (Del. 1984); Smith
v. Van Gorkom, 488 A.2d 858 (Del. 1985).

         A number of cases decided under Delaware law have examined director conduct in the context of action by a board of directors to issue rights similar to those contemplated by the Plan. The most notable of these cases is the Household case, in which the Delaware Supreme Court held that the business judgment rule as construed in that state applies to the adoption of a stock holder rights plan. The Household court also recognized the propriety of adopting such a plan in preparation for the possibility of an unfriendly takeover attempt:

                  ...pre-planning for the contingency of a hostile takeover might reduce the risk that, under the pressure of a takeover bid, management will fail to exercise reasonable judgment. Therefore, in reviewing a pre-planned defensive mechanism it seems even more appropriate to apply the business judgment rule.

                  Moran v. Household International, Inc., supra, 500 A.2d at 1350 (1985) (emphasis supplied).

         More recently, the Delaware Supreme Court in the Revlon case has determined that the adoption of a rights plan similar to the Plan was within the power of the board of directors and was valid under the circumstances existing at the time of its adoption. In an Illinois federal case applying Indiana law (which was assumed to follow Delaware law), the court dismissed arguments relating to the power of a board of directors to adopt the rights plan under review, although it issued a preliminary injunction against the plan on the grounds that under the circumstances the particular plan was


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Board of Directors
Smithfield Foods, Inc.
May 8, 1991
Page 5



unreasonable in relationship to the particular threat to the corporation. Dynamics Corp. of America v. CTS Corp., 637 F. Supp. 406 (N.D. Ill. 1986), aff'd, 794 F. 2d 250 (7th Cir. 1986).

         In Unocal the Delaware Supreme Court held that before the business judgment rule is applied to a board's adoption of a defensive measure, the burden will lie with the board to prove (a) reasonable grounds for believing that a danger to corporate policy and effectiveness existed; and (b) that the defensive measure adopted was reasonable in relation to the threat posed. Unocal, 493 A.2d at 946. Directors satisfy the first part of the Unocal test by demonstrating good faith and reasonable investigation. The Delaware Supreme Court has more recently stressed that the Unocal test should not be given a narrow and rigid construction because "the usefulness of Unocal as an analytical tool is precisely its flexibility in the face of a variety of fact scenarios". Paramount Communications, Inc. v. Time Inc., 571 A.2d 1140, 1153 (1989) ("Time-Warner"). The Delaware Supreme Court also noted that such a rigid application would result in a distortion of the Unocal process and, in particular, of the application of the second part of Unocal's test. In Time-Warner the Delaware Supreme Court stated with respect to the second part of the Unocal test, "the obvious requisite to determining the reasonableness of a defensive action is a clear identification of the nature of the threat. As the Chancellor correctly noted, this 'requires an evaluation of the importance of the corporate objective threatened; alternative methods of protecting that objective; impacts of the "defensive" action, and other relevant factors'". Time-Warner, 571 A.2d at 1154.

         Given the broad authorization contained in Sections 157 and 141(a) of the Delaware General Corporation Law with respect to the power of a board of directors to create and issue rights on such terms as it determines, and given the scope of the business judgment rule as applied by the Delaware Supreme Court to protect directors from liability for actions taken in exercise of their good faith business judgment of the best interests of the corporation, we believe a Delaware court should apply the Household and Revlon decisions and their reasoning to the decision of the Board of Directors to adopt the Plan and to issue the Rights.

Opinion

         Based upon the foregoing, we are of the opinion that a court applying Delaware law should hold that:

         1. The adoption of the Plan and declaration of the Rights dividend distribution was a matter properly within the business judgment of the Board of Directors of the Company.

         2. All corporate action required under the laws of Delaware has been taken (i) for the authorization of issuance of the Rights in accordance with the terms of the Rights Agreement, (ii) for the authorization of issuance of the Series A Preferred Stock in accordance with the Composite Certificate of Incorporation, as amended, of the Company, and (iii) for the Rights, when issued, to be validly issued.




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Board of Directors
Smithfield Foods, Inc.
May 8, 1991
Page 6


         This opinion is limited to the adoption of the Plan by the Board of Directors. Any further action or inaction by the Board of Directors with respect to the Plan, including a decision relating to the redemption of the Rights, will be judged in light of all the relevant facts and circumstances applicable at the time. This opinion is furnished solely for your benefit and may not be relied on by any other person.

                                       Very truly yours,


                                       McGuire, Woods, Battle & Boothe, L.L.P.